EXHIBIT 8

LIST OF SUBSIDIARIES (as at June 24, 2008)

Subsidiary Companies	Jurisdiction of Incorporation	Business of Subsidiary	% Ownership & Voting Power

Source Rock Holdings Limited	New Zealand	Holding company	100%

Austral Pacific Energy (NZ) Limited	New Zealand	Oil and gas exploration and development	100%

Millennium Oil & Gas Limited	New Zealand	Oil and gas exploration and development	100%

Rata Energy Limited	New Zealand	Oil and gas exploration and development	100%

Totara Energy Limited (5)	New Zealand	Non trading company	100%

Titoki Energy Limited (1)	New Zealand	Oil and gas exploration and production	100%

Puka Energy Limited (2)	New Zealand	Oil and gas exploration and production	100%

Hebe Energy Limited (2)	New Zealand	Oil and gas exploration and production	100%

Matai Energy Limited (2)	New Zealand	Oil and gas exploration and production	100%

Austral Pacific Energy (PNG) Limited (2)(3)(4)	Papua New Guinea	Oil and gas exploration and development	100%

Other:

Coral Sea Drilling Limited	Papua New Guinea	Non trading company	35%

(1)	Acquisition completed November 12, 2007. Name changed from International Resource Management Corporation Limited on November 20, 2007.

(2)

These companies were incorporated in March 2007 (see Note (4) below) and later received assignment of various permit interests from Austral Pacific Energy (NZ) Limited. Their names were changed from Austral Pacific NZ No.1 Limited, Austral Pacific NZ No.2 Limited and Austral Pacific NZ No.3 Limited respectively, in June 2007.

(3)	Voluntary de-registration for four Australian companies was filed in July 2007, and completed September 24, 2007.

(4)

12 shelf companies (named Austral Pacific NZ No.[numbered 1 to 12] Limited) were incorporated in New Zealand in late March 2007, all wholly owned by Austral Pacific Energy (NZ) Limited. 9 of these (No.s 4 to 12) are currently non-trading companies.

(5)

Three subsidiaries of Austral Pacific Energy (NZ) Limited (Kanuka Energy Limited, Arrowhead Energy Limited and Totara Energy Limited) were amalgamated into one company called Totara Energy Limited, with effect from February 1, 2008.